NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
Draft v2 DRG&E 2.19.08 8:30 a.m.
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551

ALON USA PROVIDES ADDITIONAL INFORMATION
REGARDING THE EXPLOSION AT THE BIG SPRING REFINERY

DALLAS, February 19, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon” or the “Company”) said today that all but one of the four workers injured in Monday’s explosion were released from the hospital yesterday. The one remaining employee is being treated for burns and he is believed to be in stable condition.

The cause of the explosion, which occurred in the area around the propylene splitter unit, has not yet been determined. However, the fire has been extinguished, allowing the investigation to begin as soon as reasonably possible. The extent of the damage is still being evaluated, but an initial assessment showed that the propylene recovery unit was destroyed and equipment in the alkylation and gas concentration units were damaged in the fire.

Jeff D. Morris, Alon’s President and Chief Executive Officer, said, “We are developing contingency supply plans for our customers and expect to have those in place in the next few days. We are also in the process of developing an operating plan for repairing the facility and bringing the refinery back into operation as soon as possible. Based on our preliminary assessment, our goal is to resume partial operations in approximately two months.

“The Company has property damage and business interruption insurance in place which we believe will be adequate to address the damages associated with this incident.”

David Wiessman, Alon’s Executive Chairman and Chairman of Alon Israel Oil Company Ltd, the Company’s majority shareholder, added, “The entire Board of Directors and Alon Israel stand behind the Company and its management team and will support them as they take all necessary actions to resume operations at the refinery.”

Alon’s Big Spring refinery is located 290 miles west of Dallas in West Central Texas. It employs approximately 170 people and is one of four Alon refineries.

About Alon USA Energy Inc.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico primarily under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded locations.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes, including Alon’s expectations regarding the potential damages and planned repairs to the Big Spring refinery. Such statements are based upon current beliefs and expectations of Alon’s management and are subject to risks and uncertainties, some of which are beyond Alon’s control, which could result in Alon’s expectations not being realized. Actual results could differ materially from those expressed in the forward-looking statements contained in this press release because of a variety of factors.

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